UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

____________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 15, 2015

Concurrent Computer Corporation

(Exact Name of Registrant as Specified in its Charter)

Delaware	0-13150	04-2735766
(State or Other	(Commission	(IRS Employer
Jurisdiction	File Number)	Identification Number)
of Incorporation)

4375 River Green Parkway, Suite 100, Duluth, Georgia	30096
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (678) 258-4000

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On October 5, 2015, the Board of Directors of Concurrent Computer Corporation (the “Board”) received a letter (“Demand Letter”) from a law firm on behalf of a purported shareholder of Concurrent Computer Corporation (the “Company”), alleging that the Board’s grant of 120,000 restricted stock awards (“RSAs”) pursuant to its November 18, 2014 Employment Agreement with its President and Chief Executive Officer, Derek Elder (the “Employment Agreement”), exceeded the limits set forth in the Company’s 2011 Stock Incentive Plan (the “Plan”).

In response to the Demand Letter, the Board formed a special committee (the “Special Committee”) to investigate the allegations and take corrective action as necessary. The Company is also making certain supplemental disclosures in advance of its Annual Meeting of Stockholders to ensure that stockholders have all information necessary for an informed vote. See “Supplement to Proxy Statement” below.

Summary of the Allegations

The Demand Letter alleges that the Board granted RSAs to Derek Elder in excess of the limits imposed by the Plan and that the Proxy Statement filed by the Company on September 17, 2015 (the “2015 Proxy Statement”) did not disclose that the Board exceeded its authority under the Plan.

In connection with these allegations, the Demand Letter demands that the Board:

  Rescind the excess awards granted to Elder, and seek any other appropriate relief on behalf of the Company for damages sustained as a result of the misconduct against members of the Board, management, and any other person or entity (whether within or without the Company) responsible for the Plan violation described herein;
  Investigate whether there are additional violations of the Plan with respect to any other officers and directors and/or other years beyond what is described in the Demand Letter, and if so, take appropriate action;
  Adopt and implement adequate internal controls and systems at the Company designed to prohibit and prevent a recurrence of the Plan violation described in the Demand Letter and ensure compliance with NASDAQ rules and regulations; and
  Issue supplemental and corrective disclosures prior to the 2015 Annual Meeting of Shareholders in a manner that redresses the disclosure deficiencies described in the Demand Letter.

The Company’s Response to the Issues Raised in the Demand Letter

On October 15, 2015, the Company entered into an amendment (the “Amendment”) to the Employment Agreement. Pursuant to the terms of the Amendment, the Company and Mr. Elder have agreed to rescind the 120,000 RSAs initially granted under the Plan to Mr. Elder pursuant to the terms of the Employment Agreement. This rescission will be effective as of the date the RSAs were initially granted to Mr. Elder.

In connection with the execution of the Amendment, on October 15, 2015, the Company awarded Mr. Elder a cash bonus of $332,400 and granted Mr. Elder 45,000 RSAs under the Plan that will vest in equal installments on over three years on each anniversary of the grant date, provided that Mr. Elder remains employed by the Company on each such date.

As part of the Amendment, the Company also committed that, subject to approval both by the Board and by the Compensation Committee of the Board , in January 2016 the Company will grant Mr. Elder 15,000 RSAs under the Plan that will vest in substantially equal installments on over three years on each anniversary of the grant date and 40,000 RSAs under the Plan that will vest on the third anniversary of the grant date, in each case provided that Mr. Elder remains employed by the Company on each such date.

The description above is qualified in its entirety by reference to the text of the Amendment, which is included as Exhibit 10.1 hereto and incorporated herein by reference.

Formation of the Special Litigation Committee

In light of the allegations made in the Demand Letter, on October 8, 2015 the Board formed a Special Litigation Committee with plenary power investigate and take remedial measures to address the claims in the Demand Letter. The Board appointed Larry Enterline and Dilip Singh to the Special Litigation Committee following its determination that both directors are independent with respect to the allegations raised.

The Special Litigation Committee shall make and report its findings and determinations to the Board, which findings and determinations shall be final and not subject to review by the Board and in all respects shall be binding upon the Company. The Special Litigation Committee is authorized to retain such financial, business or legal advisors as it deems necessary or appropriate in connection with considering and evaluating the issues contained in the Demand Letter.

Supplement to Proxy Statement

The information attached hereto as Exhibit 99.1 amends and supplements the 2015 Proxy Statement and should be read in conjunction with the 2015 Proxy Statement.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information disclosed in response to Item 1.01 above is incorporated herein by reference.

Item 8.01. Other Events.

In connection with the issues raised in the Demand Letter and described in Item 1.01 above, the Company has begun conducting a review of its internal controls over financial reporting as of the fiscal quarter ended September 30, 2015. The Company expects to conclude that a control deficiency exists in the design and operation of its internal controls over financial reporting, specifically those controls relating to the identification of applicable limitations on equity awards granted under the Stock Incentive Plan. However, the existence of a control deficiency, and an assessment of the severity of any control deficiency determined to exist, remains subject to further internal review by the Company.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Amendment to Employment Agreement, dated October 15, 2015, by and between Concurrent Computer Corporation and Derek Elder.

99.1	Proxy Statement Supplement, dated October 15, 2015.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CONCURRENT COMPUTER CORPORATION
(Registrant)

Dated: October 15, 2015	By:	/s/ Emory O. Berry
Emory O. Berry
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Amendment to Employment Agreement, dated October 15, 2015, by and between Concurrent Computer Corporation and Derek Elder.

99.1	Proxy Statement Supplement, dated October 15, 2015.